Exhibit 11(a)



                          SIDLEY AUSTIN BROWN & WOOD LLP

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                                                   January 27, 2003



Merrill Lynch Large Cap Core Fund, a series of
Merrill Lynch Large Cap Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

     We have acted as special Maryland counsel for Merrill Lynch Large Cap Core Fund ("ML Core"), a series of Merrill Lynch Large Cap Series Funds, Inc., a Maryland corporation ("ML Large Cap"), in connection with the acquisition of assets and assumption of liabilities of Mercury Large Cap Core Fund ("Mercury Core"), a series of Mercury Large Cap Series Funds, Inc., a Maryland corporation ("Mercury Large Cap"), by ML Core, and the distribution of newly-issued shares of common stock of ML Core to Mercury Core for distribution to stockholders of Mercury Core in termination of Mercury Core as a series of Mercury Large Cap (the "Reorganization"). This opinion is furnished in connection with ML Large Cap's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of ML Core (the "Shares"), to be issued in the Reorganization.

     As special Maryland counsel for ML Core in connection with the Reorganization, we are familiar with the proceedings taken by ML Large Cap, on behalf of ML Core, and to be taken by ML Large Cap, on behalf of ML Core, in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of ML Large Cap, as amended, the By-laws of ML Large Cap and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization (the "Agreement and Plan") by and among ML Large Cap, on behalf of ML Core, Mercury Large Cap, on behalf of Mercury Core, and Master Large Cap Series Trust, a Delaware statutory trust ("Small Cap Trust"), on behalf of the Large Cap Core Portfolio, as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of ML Core.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                          Very truly yours,

                                          /s/ Sidley Austin Brown & Wood LLP